EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

                           INTERPLAY ANNOUNCES CHANGE
                  IN BOARD COMPOSITION AND RETENTION OF ADVISOR
                       TO EFFECT RESTRUCTURING OF COMPANY.

        IRVINE CALIFORNIA, SEPT 11, 2001: Interplay Entertainment Corp. (IPLY) today announced a change in the composition of its Board of Directors and additions to its senior management team in advance of its annual meeting of stockholders scheduled for September 18, 2001. In addition to agreeing to the change in composition of the Board of Directors, the Company also retained Europlay 1, LLC as its exclusive advisor to effect a restructuring of Interplay.

        Under an agreement reached following negotiations with Interplay's largest stockholder, Titus Interactive, S.A., a French video games publisher that trades on the Nouveau Marche, Interplay has nominated a slate of individuals for election as directors at Interplay's annual meeting of stockholders. As part of the agreement, three of the Company's existing directors resigned, and three new directors nominated by Titus were elected to fill the vacancies. The new Board of Directors consists of five individuals nominated by Titus, and two directors, including Brian Fargo, previously nominated by management, who will continue to serve until the annual meeting.

        Europlay 1, an advisory firm lead by senior executives with over 30 years of experience in the interactive entertainment business, has been provided a mandate to undertake a restructuring of the company and oversee enhancement of the management team of Interplay. "The new team brings tremendous expertise and management skills which we expect will enhance the ability of Interplay to improve its operating results, relations with distributors, licensors, developers and talented employees," according to Herve Caen, Interplay's President.

        According to Phil Adam, Vice President of Business Development "the Company has several promising high-profile products in development. I believe the development talent available to Interplay is second-to-none, and the new personnel and new perspectives we have added will help us to exploit our key properties going forward."

        Gary Dawson, Vice President of Sales and Marketing, adds "demand for our products has always been strong, with our new team, we now expect to implement additional management controls that we believe will enhance the timeliness of our shipping."

        Interplay is a developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. The Company has been long regarded as a leader in the action/arcade, adventure/RPG and strategy/puzzle category with several franchise video game titles. The Company holds licenses for interactive rights based on popular brands including:
Advanced Dungeons and Dragons, Star Trek and Caesars Palace.


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        The Company currently develops and publishes products compatible with multiple variations of the PC platform including Microsoft Windows, and for video game consoles such as the Sony PlayStation and PlayStation 2. The Company also develops and has plans to publish products for the Microsoft Xbox and Nintendo GameCube video game consoles, which are scheduled for release in 2002.

        Titus owns 100 percent of Virgin Interactive Entertainment, and is developing product under interactive rights licenses to several well-known properties including: Top Gun, Robocop, Xena, and Kasparov, for certain video game platforms. Titus, currently generates half of its turnover in Europe and the other half in north America and Asia, posted annual sales of 172.1 million euros ($156.7 million) in its 2000/01 fiscal year ended June 30, 2001.

        Interplay releases products through Interplay, Shiny Entertainment, Digital Mayhem, Black Isle Studios, 14 Degrees East, its distribution partners and its wholly owned subsidiary Interplay OEM, Inc. More comprehensive information on Interplay and its products is available through its worldwide web site at HTTP://WWW.INTERPLAY.COM. For investor relations' inquiries, please contact Patrick Sutton (PAT@LIOLIOS.COM) or Christopher Rosgen (CHRIS@LIOLIOS.COM) at Liolios Group, Inc. (949) 574-3860.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. For example, Interplay's ability to continue as a going concern is dependant on securing external sources of funding to continue operations. In addition, there can be no assurance that the Company will be successful in completing any strategic alliances, licensing transactions, and financings, or that the Company's current scheduled titles will ship in the projected time frame or that they will be as popular as the Company presently anticipates, that the Company will be able to achieve its projected continued revenues from its existing titles, or that the Company will be able to increase the number of console titles it releases. Additional important factors that may cause a difference between projected and actual results for Interplay include, but are not limited to, future capital requirements, that equity or bank financing will be available on terms satisfactory to the company or at all, risks of loss of the Company's listing on the Nasdaq National Market, risk of delays in development and introduction of new products, dependence on new product introduction which achieve significant market acceptance and the uncertainties of consumer preferences, risks of product returns and markdown allowances, dependence on third party software developers for a significant portion of new products, risks of rapid technological change and platform change, intense competition, seasonality, risks of product defects and resulting returns, dependence upon licenses from third parties, risks associated with, dependence upon third party distribution, dependence upon key personnel and risks associated with international


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business, intellectual property disputes and other factors discussed in the
Company's filings from time to time with the Securities and Exchange Commission, including but not limited to the Company's annual reports on Form 10-K and the Company's subsequent quarterly filings on Form 10-Q. Interplay disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.

Note: All trademarks and copyrights are the property of their respective owners.

SOURCE: INTERPLAY ENTERTAINMENT CORP.